 Raw Transcript

05-Nov-2013

Lexington Realty Trust (LXP)

Q3 2013 Earnings Call

Total Pages: 14 Copyright © 2001-2013 FactSet CallStreet, LLC

Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Lexington Realty Trust Third Quarter 2013 Earnings Conference. At this time, all participants have been placed in a listen-only mode and the floor will be open for your questions following the presentation. Today's conference is being recorded.

It is now my pleasure to turn the floor over to your host, Gabby Reyes [ph] , Investor Relations for Lexington Realty Trust. Please go ahead, ma'am.

Unidentified Company Speaker

Hi, and welcome to the Lexington Realty Trust third quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished in our Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time-to-time in Lexington's filings with the SEC and include the successful confirmation of any liens, acquisition, related to financing or other transactions or the final terms of any such transaction. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Rick Rouse, Chief Investment Officer; Patrick Carroll, Chief Financial Officer; and other members of management.

Patrick Carroll

Thanks, Gabby and welcome, everyone and thank you for joining the call today. As always I would like to begin by discussing our operating results and accomplishments for the quarter. For the third quarter our company funds from operations as adjusted were $0.25 cents per share and we continue to maintain high levels of occupancy, a strong flexible balance sheet and build our investment pipeline.

Subsequent to quarter end we deployed substantial capital into new investments that we believe have created additional earnings momentum and this has lead to a more positive outlook for the fourth quarter of 2013 and for the following years than we had previously expected. The quarter was characterized by leasing activity of 2.7 million square feet of new and renewal leases signed leaning to an overall portfolio occupancy rate of 98.1% at quarter end. We were pleased that cash rents increased by 4.3% on the renewed leases.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

In addition, while we had solid execution on the investment front with a total of 46.5 million invested in current build to suit project and other investments and placed one build to suit project under contract for commitment of 98.6 million during the third quarter, the sharp increase in interest rates that began in the second quarter slowed the transaction environment considerably.

More recently a stable and lower interest rate environment has lead to more active investment activity and so far in the fourth quarter we have purchased 346.2 million in new properties and invested another 35.4 million in new loan and investments. Overall, we have funded investments this year totaling 572.2 million compared to our prior guidance of 350 to 400 million. With this year's activity consisting of 432.6 million in purchases of existing lease properties and through sale lease back transactions, 83.2 million in build-to-suit fundings and 56.4 million in loan investments. Although, much of the volume is occurring later in the year than we had anticipated when the year began.

The initial average yield on these investments are approximately 6.1% and 12% on a GAAP basis. We are building our pipeline for 2014 and 2015 and believe build-to-suit fundings will total at least 120 million in 2014, based on current transaction activity and we believe we have an additional 300 million to 350 million of good prospects that we are working on.

We also made further progress on capital recycling, trimming 22.4 million more of non-core assets from the portfolio, bringing our total for the year to 120.5 million. We continue to be focused on sales as a means to upgrade the quality of our portfolio and limit our need for equity to fund investment activity.

Looking more closely at leasing we continue to achieve a strong pace of activity. In the third quarter of 2013 we executed 2.7 million square feet of new leases and lease extensions with 2.5 million square feet related to industrial properties where we were able to raise rents by 4.3%.

During the quarter we had no single tenant leases which expired and were not renewed. Overall in the quarter we extended seven leases with annual GAAP rents of 8.8 million, which represented an increase of 4.9% compared to the previous rents. Looking ahead we currently have 3.6 million square feet of space subject to leases that expire through 2014 or which are currently vacant. We believe that through the end of next year we can address 1.6 to 2 million square feet of such expiring vacant square footage through extensions and dispositions and we expect to incur $0.10 to $0.15 per share in leasing related expenditures in 2014.

As a result of our leasing activity in new investments at quarter end, we generated 28.5% of our revenue from leases of 10 years or longer compared to approximately 9.6% a year ago. Overtime, our goal continues to be to derive at least half of our revenue from leases 10 years or longer providing additional cash flow visibility.

Further, our single tenant lease rollover through 2018 has been reduced to 39.9% of revenue from 50.5% at quarter end a year ago, and we no longer have concentrated risk or lease roll over in any one year.

By any measure, we believe we are making good progress in managing down our shorter term lease and extending our weighted average lease term which was 7.5 years at quarter end compared to 6.6 years last year and is now approximately 11 years. Each of these metrics is an important measure of cash flow stability and we will continue to focus on further improvement.

Supplementing our leasing and capital market success we continue to add value through accretive acquisition of properties subject to long-term net leases. Our recent activities include a substantial land purchase subject to long-term leases in New York City , a built-to-suit headquarters for an over 900-attorney law firm in Richmond Virginia and a First Mortgage loan investment on a newly constructed hospital subject to a 30-year net lease in Kennewick, Washington. These investments have initial yields of 4.93% to 8.75% and are indicative of our portfolio to balancing single tenant investments with strong cash flows during the lease term and less certain prospects for capital appreciation thereafter.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

With others such as the New York City land purchase which may have lower initial yields but have a compelling total return when residual value and rent growth are taken into consideration. Currently, we have five build-to-suit projects underway and one forward purchase contract for a total investment of 236.3 million of which 60 million has been funded through September 30 2013.

The property investments underling these six projects have an initial yield of 8% and a gap yield of 9.5% and our supplemental reporting package contains an estimated funding schedule for these projects. The addition to our portfolio of long-term leases with escalating rents continues to be a priority for us in order to further strengthen our cash flows, extend our weighted average lease term, reduce the average age of our portfolio and support our dividend growth objectives while maintaining a conservative payout ratio as most recently evidenced by a 10% increase in our common share dividend announced last month.

We believe that our increased investment activity in 2013 will contribute meaningfully to our company funds from operations in 2014 and beyond that help offset our exposure to declining rents on suburban office properties. The opportunities we are currently working on are supported by long-term net leases at going in cap rates at between 6.8 to 7.8% typically with annual escalations of 2 to 2.5%.

Asset recycling has helped upgrade the quality and composition of our portfolio and it continues to generate proceeds for accretive acquisitions and debt repayments. We continue to look at opportunities to recycle capital with a focus on capturing the value of our multi-tenant and retail properties and reducing exposure to the office sector.

In 2014 we will continue to look at capital recycling opportunities as part of the ongoing efforts to further transform our portfolio with a greater emphasis on office dispositions. One of our objectives is to get better balance between office and industrial revenue in the part of our portfolio that has lease terms shorter than 10 years. Accordingly, we would expect single tenant office dispositions to total 75 million in 2014 and multi-tenant office sales could total roughly the same amount.

Composition of our balance sheet has improved dramatically this year and we have included details in our supplemental disclosure package on pages 38 and 39 showing our credit metrics. While our balance sheet activities were modest in the third quarter, in the fourth quarter we entered into a non-binding term sheet with a life insurance company and locked rate on a $213.5 million mortgage financing to be secured by our New York City land purchase.

This financing is expected to be for 13 years and bear interest at a fixed rate of 4.66% which we believe will provide attractive long-term positive leverage. While this expected financing will temporarily increase our secured debt, our objective is to lower our secure debt to 20% or less than our gross assets. We expect to continue to retire mortgages as they mature and unencumber assets with the goal of having about 65% to 70% of our assets unencumbered.

We continue to believe that our company has substantial financial flexibility with 250 million of current availability under its lending facilities and this is expected to increase following the expected financing of our New York City land purchase.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

In the first nine months of the year, we reduced our debt by 60 million to about 38.7% of our gross asset value at quarter end compared to 44.4% a year ago. Our weighted average cost of debt has been reduced by 70 basis points to 4.8 this year and our weighted average maturity has increased 6.4 years from 5.5 years.

In addition, at quarter end, 410 million of balloon mortgage payments are due through 2015 at a weighted average interest rate of 5.4%. We expect these maturities to be addressed through a combination of additional asset dispositions and refinancings which provide a continuing opportunity to further lower our financing costs and encumber assets which we expect will improve our cash flow, financial flexibility and credit metrics. And while we continue to encumber assets from time-to-time we may access the secured financing market when we believe it is advantageous to do so. Particularly if financing of longer than 10 years is available.

It has been an exceptional nine months for Lexington, where our successes have far outweighed our challenges. The main challenge has been the nonperforming loan in Schaumburg, Illinois which has cost us $2.9 million or $0.015 per share in funds from operations during the nine months ended September 30, 2013. We have recently completed a foreclosure on this asset and now own this property which is leased to career education corporation through December 31st 2022. We expect this property to generate revenue of approximately 4.2 million in 2014 which we believe is a high yield based on our current basis of approximately 21.6 million and the obligation to fund an additional 9 million in tenant improvement costs.

Now I will turn the call over to Pat who will take you through our results in more detail.

Patrick Carroll

Thanks, Will. During the quarter, Lexington had gross revenue of 97.9 million, comprised primarily of lease rents and tenant reimbursements. The increase compared to the third quarter of 2012 of 13 million released primarily to the acquisition of properties and build-to-suit projects coming online, the acquisition of NLS in the third quarter of 2012 had an increase in occupancy.

In the quarter, GAAP rents were in excess of cash rents by approximately 5.9 million, including the effect of above and below market leases. For the nine months ended September 30th, 2013, GAAP rents were in excess of cash rents by 8.4 million. We have a few leases that have uneven schedule rent payments whereby rent is paid annually and semiannually with larger payments being made in the first quarter compared with the remainder of the year.

On page 40 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2013 through 2017 for leases in place at September 30th 2013. We've also included same-store NOI data and the weighted average lease term of our portfolio as of September 30th, 2013 and 2012. Property operating expenses increased primarily due to the NLS acquisition, plus increased use in occupancy and multi-tenanted properties with a base year cost structure.

In the third quarter 2013, we recorded 0.8 million of impairments of properties, 2.1 million in gains of sales on properties and 2.9 million in net debt satisfaction charges, relating to the conversion of our 6% notes of which 2.3 million were non-cash charges required by GAAP.

On page 36 of the supplement, we disclosed selected income statement data for our consolidated but not-wholly-owned properties and joint venture investments. We've also included net non-cash interest recognized in the nine months ended September 30, 2013, on page 37 of the supplement. The nine months ended September 30, 2013, our interest coverage was approximately 3.2 times and net debt-to-EBITDA was approximately 5.7 times.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

As Will mentioned earlier, in 2011 and 2010, Lexington advanced money under a first mortgage loans secured by a property in Schaumburg, Illinois, leased to Career Education Corporation through December 2022. Milford interest at 15% and scheduled to mature in January of 2012, however the barrower defaulted at maturity.

Lexington ceased recognizing interest income on the loan effected April 1, 2012 and is currently owed 27.2 million under the loan including accrued interest. We have reserved 5.6 million against this balance. So from a GAAP standpoint, 21.6 million as of September 30, 2013 balance sheet amount and no earnings have been recognized since the first quarter of 2012.

In the fourth quarter, we foreclosed of the underling property. We now obligated to fund a tenant improvement allowance of approximately 9 million. The lease with the tenant is a net lease and provides effective January 1, 2014 for current annual base rent of approximately 4.2 million and annual GAAP rent of approximately 4.5 million. We will begin to recognize this as an operating property in the fourth quarter of 2013.

Equity in earnings from joint ventures decreased by about 4.5 million, primarily due to acquisition of our partner's interest in NLS in the third quarter of 2012. And the recognition bias of a $0.9 million impairment charge on one of our joint venture investments in which we have a 30% interest. Provision for income taxes increased 2.9 million due to the sale and transfers of assets from our taxable re-subsidiary.

Non-operating income increased 0.8 million primarily due to loan investments.

Now looking at the balance sheet. We believe our balance sheet is strong as we have continued to increase our financial flexibility and capacity. We had 111.4 million of cash at quarter end including cash classified as restricted. Restricted cash balances relate to money primarily held with vendors as escrow deposits on mortgages.

At quarter end we had about 1.8 billion of consolidated debt outstanding which had weighted average interest rate of 4.8% of which 96.3% is at fixed rates. We have entered into LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2019 and the 64 million outstanding on our term loan which matures in 2018.

The current spread components of our 2019 term loan can range from 1.5% to 2.25% and it is currently 1.75%. And on the 2018 term loan, can range from 1.1% to 2.1% and is currently 1.35%.

The significant components of other assets and liabilities are included on page 37 of the supplement. During the quarter ended September 30th, 2013 we paid approximately 5 million in lease costs and approximately 2.4 million in tenant improvements. For the remainder of 2013, we expect a tenant improvement lease cost to be approximately 8.7 million or $0.04 per share. This would bring a total occupancy related expenditures to 49.2 million for the year. We expect these expenditures to decline considerably next year to the early extension of post 2013 lease maturities and occupancy gains in 2013.

Starting on pages 27 through 32 of the supplement, we disclosed a details of all consolidated mortgages maturing through 2017. We have also included on page 15 of the supplement the funding projections for our five current build-to-suit projects and our one forward equity commitment.

Now I will turn the call back over to Will.

Will Eglin

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

Thanks, Pat. In summary we had another strong quarter. Occupancy continued to strengthen and we believe we have made further progress addressing leases expiring in 2014 and 2015. While the increase in interest rates in second quarter moderated third quarter transaction activity as buyers and sellers adjusted to higher financing costs, we believe our acquisition pipeline continues to be promising and we have recently capitalized an opportunities that we believe will improve our growth and company funds from operations per share.

We believe Lexington with its access to multiple sources of capital on available capacity is well position to act on opportunities as they arise, we expect to continue to first execute proactively on leasing opportunities in order to maintain high levels of occupancy and address released rollover risk. Second, realized values on noncore properties in certainly fully value properties with a bias toward reducing our suburban office exposure. Third capitalize on refinancing opportunities and fourth invest in build to suit properties and other accretive single tenant investment opportunities.

Today we have firm guidance for 2013 and company funds from operations as adjusted within a range of $1.01 to $1.04 per share reflecting 3 to 6% growth compared to 2012 and with a less leverage balance sheet than we had when the year began. Our guidance includes the diluted share count of roughly 240 million which includes the recent 11.5 million share common offering and also includes 4.2 million shares underling our 6% convertible guaranteed notes.

We believe the company remains well positioned with an attractive dividend yield and payout ratio and the opportunity to continue to execute strategies which improve our cash flow, upgrade the quality of our portfolio and provide on going value creation for shareholders.

Operator, I have no further comments at this time. So we are ready for you to conduct the question-and-answer portion of the call.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question will come from Craig Mailman from KeyBanc Capital Markets.

Craig Mailman	Q

Good morning, guys. I just want to start off by asking about the build to suit enrichment. What gets you comfortable there with only 70% occupancy, then the developer kind of with the two-year lease and getting ups if they are able to back fill it?

A

Well, I think first, we think the building is very attractive and we believe very strongly that they will be able to fill that space. And we're essentially get to then buy that space at a high cap rate and via the master lease we have two years of solid occupancy reflected in going in cap rate of about 8% which we think is very attractive. So I am not saying there isn't a little bit of risk there, but for us we thought for the year it was a good opportunity.

Craig Mailman	Q

So you guys don't view this as much as a sort of a multi-tenant building? In your view it's sort of mainly single tenant with a little bit of lease up-risk? I mean I'm just trying to gage...

A

We view it as 100% lease building.

Craig Mailman	Q

Okay. But then what's the basis on the loan value the 279, 358, but kind of what's your view of the basis with the parking garage?

A

Well our funding commitment right now the loan is about 95 million and we can fund up to 98 million.

Craig Mailman	Q

Right. And I just mean from sort of price per pound here on the loan. I am assuming the parking deck is — how much is the total kind of cost of the building is the parking deck versus the office component?

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

A

Honestly we didn't look at it that way. We looked at it as one overall investment of $98 million. The parking garage will generate a couple of hundred thousand dollars a year or two for us in rent. The main source of our return is the office itself.

Craig Mailman	Q

Okay. That's helpful. Then on the hospital construction loan subsequent to quarter end, can you just give us a sense of what the credit profile is of the public hospital system there?

A

Yeah, the hospital district is not a rated district. There are six investment grade districts in the state of Washington. Our underwriting of the credit would have put it in the BB, BB+ range. So, we were certainly very happy with the credit and our first mortgage position.

Craig Mailman	Q

Okay. Then just kind of more broadly, you know with the land acquisition and the hospital construction loan, you guys are going a little outside of the traditional office and industrial kind of mix you have had traditionally. As you look at the pipeline of 350 million you are looking at, so how much of that is office industrial versus maybe some of these alternative assets?

A

I would say the vast majority of what we're looking at is more in the office and industrial space. Part of what we have been trying to do is get a balance between the longer leases to counterbalance our shorter lease portfolio and we have been against tolerant of acquiring assets outside of office and industrial to accomplish that objective.

But our real estate exposure, if you will continues to be at least in the shorter lease portfolio almost entirely office and industrial with a little bit of retail exposure. So we would plan on some of these longer lease investments that might not be traditional asset types. We would plan on being pro-active on exiting the investments, while there is still sufficient lease term remaining, so that they don't become part of what we view as our exposure of real estate.

Craig Mailman	Q

Great. Thank you.

Operator: And we'll move now to Anthony Paolone from JPMorgan.

Anthony Paolone	Q

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

Will, you'd mentioned that the mix of deals between things that have higher current yield and more residual risk and vice versa, they all were initial yield and I guess more residual value. So, I'm just wondering what your sort of ability or desire to kind of shift that mix when you look at your deal pipeline? For instance if you want it to, could you do more of the New York City-type transactions?

A

Yes, Tony, we do have continuing appetite for investments like we did in New York. We felt like the free and clear eye on that transaction is honestly very attractive to us relative to many of the build-to-suit office buildings that you look at when you plug in empty building value at the end of the lease. In our pipeline of investments that we have or we feel pretty confident about have good visibility on, the cap rates range from 6.8% to about 7.8%. So implied in that comment is that there are – there isn't anything right now that we are working on that would have that low initial yield like the New York land purchase, but we would be opportunistic if more opportunity like that came our way.

Operator: We will now go to David Shamis from Jefferies.

David Shamis	Q

Great. Good morning, guys. You had mentioned that you can address about 1.6 to 2 million square feet of your expirations over the next couple years through extensions and dispositions. How much of that is going to be extensions and how much is dispositions? And then just more broadly speaking, just your comments regarding dispositions in the suburban office. I guess give me a sense of your strategy behind that and your thoughts on mix going forward between office and industrial and then some of these less traditional acquisitions that you are doing like hospitals and hotel land leases, et cetera.

A

Sure. Looking at what's going on with the rollover I would say that about 60% of that will be addressed through disposition and 40% through extensions and releasing right at the moment. Honestly what we are working on in the office disposition side is we do feel like one in the portfolio where we have leases of shorter than 10 years that we have more exposure to office than we would like to have. So we are trying to be opportunistic about where we reach a point in an assets life cycle where we have gotten lease extension or something that's creating a window for disposition. We do have one shorter term lease that we are working on which we think could be a good sale back to the user.

The sales of multi-tenant office that simply reflects that somewhere else as markets have turned and we either had a lot of success leasing buildings or we feel we are on the verge of doing that. So that's simply an opportunity to harvest value and occupancy in those buildings is probably less than our portfolio overall, so that probably supports our occupancy statistics a little bit.

So we are focused on balancing the portfolio by longer leases and shorter leases, but we also want to start being a little more proactive toward trying to get a better mix of office and industrial in the shorter lease portfolio. Right now, we have about $3 of office revenue for every dollar of industrial. So that should improve from some office dispositions and it will also improve as we look at our longer lease portfolio and begin recycling capital out of office investments while there is still 10 years of lease term.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

We expect to start doing that on a regular basis now, but holding on to our industrial assets on longer leases and letting them come into the shorter lease portfolio. So I think we want to make steady progress there. We would love at some day if we had an equal mix of office and industrial in the shorter and 10 year lease portfolio, but that will take time to work toward.

David Shamis	Q

That's helpful. And then just can you give me a sense of the overall market demand for suburban office properties with vacancy or upcoming lease expirations?

A

Well. It's interesting. We are — on a couple of buildings that we expect to sell empty we're getting a much higher price per square foot than we would have thought even a year ago. So there are some bright spots. I would say the demand for single tenant office buildings, if you have a shorter term lease the market is not that deep at all, but if you have lease term there is a pretty good market and the market for buildings where there is lease up opportunity continues to be pretty strong. I think we will do actually quite well on sales next year.

David Shamis	Q

Great. Thank you very much.

Operator: [Operator Instructions] We will now go to William Siegel [ph] from Development Associates Incorporated [ph] .

Q

Well. Thank you. Long-time investor in the Richmond deal. You have a law firm with 70% and I guess there is a master developer, but 900 band law firm. Any personal guarantee from these lawyers as opposed to what you would get from a large public corporation?

A

No.

Q

Okay. The Schaumburg, Illinois deal with this Career Education Corp., seems to me you were in it for a year before they went south. Any inkling they were going south on you?

A

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

It was actually the barrower and not the tenants. The borrower didn't payoff the mortgage upon security. The school business is publicly traded and you can look at what is going on there. It was the borrower who had the issue and not the tenant.

Q

Okay. So the tenant remains and you —

A

Yes.

Q

Okay, terrific. I guess I am like the guy with KeyBanc, cap markets says you are going — you seem to be moving a little way from your knitting as a single tenant, the hospital, the Richmond building, the Manhattan transaction. Just curious if this is a departure for the corporation, and secondly will growth in the future more stock issued result in a bigger company, but not necessarily more FFO per share? So, where are you headed?

A

Well, I would say the one unifying concept here is that all of these assets are predominantly subject to long-term net leases. And what we try to do is find inefficiencies in the markets that we know and exploit it. So, in the case of the New York City land purchase we thought that was an exceptional risk adjusted return compared to a lot of the other investments that we see.

On the longer term lease portfolio we do sometimes invest in assets that aren't typically in the office and industrial space, but the leases are so long that those assets really act more like corporate bonds than real estate. So, like I said we are trying to keep our focus on the shorter leases toward a fairly generic office and industrial and that will continue to be the case.

With respect to growth, we are interested in growing the company, but one of the things we like about our size is that it doesn't take a gigantic amount of investment opportunity to move the needle for us.

Q

Great.

A

So, if we can find $300 million or $400 million or $500 million worth of great new business every year that's good. We are not so big that we have to find a $1.5 billion or $2 billion worth of business. The single tenant marketplace is a large one, but the more you have to buy the move of the needle, the more likely it is that you're probably going to compromise on your underwriting somewhere or so.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

Q

Okay. So this is not a declaration you are saying. We're kind of going to move away from the single tenant model or is it?

A

No, no, not at all. In fact, the company via disposing of multi-tenant is going to become more single tenant revenue in the next 12 months than in the trailing 12 months.

Q

Thank you. That's it for me.

A

Thank you.

Operator: And it appears there's are no further questions, so I will turn the conference back over to our presenters for additional or closing remarks.

Unidentified Company Speaker

Great. Thanks to all of you for joining us this morning. We continue to be here excited about our prospects for the rest of this year and beyond. And as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriel Reyes [ph] or you can find information on our website www.lxp.com and in addition as always you may contact me or the other members of our senior management team with any questions. Thanks again.

Operator: This does conclude our presentation for today. Thank you for your participation.

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Lexington Realty Trust (LXP)	Raw Transcript
Q3 2013 Earnings Call	05-Nov-2013

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